Exhibit 1: Income Statement (Third Quarter 2006)

		Ch$ millions		US$ millions (1)%
		Q3'06	Q3'05	Q3'06	Q3'05	Change

Net sales		125,239	115,262	233.2	214.6	8.7%

Cost of goods sold		(62,562)	(60,033)	(116.5)	(111.8)	4.2%
	% of sales	50.0%	52.1%	50.0%	52.1%

Gross profit		62,677	55,230	116.7	102.8	13.5%
	% of sales	50.0%	47.9%	50.0%	47.9%

SG&A		(47,674)	(45,065)	(88.8)	(83.9)	5.8%
	% of sales	38.1%	39.1%	38.1%	39.1%

Operating income		15,003	10,165	27.9	18.9	47.6%
	% of sales	12.0%	8.8%	12.0%	8.8%

Non-operating result
	Financial income	227	60	0.4	0.1	280.7%
	Equity in NI of rel. companies	32	(145)	0.1	(0.3)	NM
	Other non-operating income	563	900	1.0	1.7	-37.4%
	Amortization of goodwill	(661)	(643)	(1.2)	(1.2)	2.7%
	Interest expenses	(1,832)	(1,911)	(3.4)	(3.6)	-4.1%
	Other non-operating expenses	(656)	(233)	(1.2)	(0.4)	181.2%
	Price level restatement	(810)	(739)	(1.5)	(1.4)	9.7%
	Currency exchange result	29	773	0.1	1.4	-96.3%
	Total	(3,109)	(1,939)	(5.8)	(3.6)	60.4%

Income before taxes		11,893	8,226	22.1	15.3	44.6%
	Income taxes	(2,542)	81	(4.7)	0.2	NM
	Tax rate	21.4%	-1.0%	21.4%	-1.0%

Minority interest		(327)	(74)	(0.6)	(0.1)	341.1%

Amort. of negative goodwill		12	16	0.0	0.0	-24.3%

Net income		9,036	8,249	16.8	15.4	9.5%
	% of sales	7.2%	7.2%	7.2%	7.2%

Earnings per share		28.37	25.90	0.05	0.05	9.5%
Earnings per ADR		141.85	129.49	0.26	0.24

Weighted avg. shares (millions)		318.5	318.5	318.5	318.5

Depreciation		10,177	10,293	19.0	19.2	-1.1%
Amortization		136	128	0.3	0.2	6.2%
EBITDA		25,315	20,585	47.1	38.3	23.0%
	% of sales	20.2%	17.9%	20.2%	17.9%

Capital expenditures		14,330	13,177	26.7	24.5	8.7%

(1) Exchange rate: US$1.00 = Ch$537.03